Exhibit 10.1

Software Sales Agreement

AGREEMENT dated as of November 1st, 2006 by and between New Medium Enterprise Inc, (“NME”) having offices in 195 The Vale, London, United Kingdom and Digital Challenge Holdings Limited having offices in RM 701, 7/F, Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong

WITNESSETH

WHEREAS, Digital Challenge is engaged in the business of developing and marketing software programs, services and related products and agrees to sell and transfer its “HD Authoring Tool and Encryption ” (the “Software”) being the sole owner of this Software.

WHEREAS, NME agrees to purchase the Software named as “HD Authoring Tools” to use it and conduct the business in the relevant field according to its needs and requirements at any level.

WHEREAS, Digital Challenge wishes to sell, transfer and assign to NME all of its Rights to its Technology (as defined below), to enable NME to conduct the Business, upon the terms and conditions set forth herein.

Now, therefore, it is agreed as follows:

Definitions: In this Agreement the following definitions shall apply:

Software - Means HD Authoring Tools which defined at the Annex A with all patents, patent applications, trademarks, trademark applications, Know-How (as defined below in Annex B ), related to “HD Authoring Tools”;

Intellectual Property Rights (“IPRs”) - Means all intellectual property rights of Digital Challenge in the Software, including without limitation source codes, applications, patents, inventions, trademarks, design rights, copyrights, database rights (whether or not any of these are registered and including any application for registration of any such rights), Know-How, confidential information and trade secrets and all rights or forms for the protection of a similar nature or having similar affect to any of these which may exist anywhere in the world the Software mentioned above.

Know-How - Means know-how, trade secrets or Experience whether patentable or not including but not limited to all design or manufacturing techniques, operating instructions, machinery designs, raw materials or products specifications, drawings, blueprints and other any technical and commercial information relating to the research, design, development, manufacture assembly use or sale belonging to Digital Challenge.

Sale, Transfer and Assignment: Digital Challenge hereby sells transfers and assigns to NME all of the "Rights" to the Software on the terms set forth herein. "Rights" means the IPRs and other rights to utilize the Software in conducting the Business in all areas of the world. Digital Challenge will provide one-year free technical support for this Software.

Purchase Price: The purchase price for the sale, transfer and assignment of the rights hereunder will be US$10,000, plus 10 million fully paid up restricted shares of NME as per the terms and conditions in ‘Sale and Disposal of Restricted Shares’ as per Annex A

This agreement will take effect after NME pays the payment of USD$10,000 and issues within 7 days the 10 million shares.

Completion - The complete transfer of the ownership of the ‘HD Authoring Tools’ to NME will take effect when

1.	NME is satisfied with the Alpha Version.
2.	NME has received a fully commercial version of the HD Authoring Tools by CES show in January 2007.

Governing-Law: This agreement shall be governed and construed in accordance with the Hong Kong laws.

Amendment: No change, modification or amendment of this agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

Further Assurances: Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this agreement.

Digital Challenge makes representation, covenant and warranty regarding:

the Software will need third party software and licenses of MPEG2, Dolby AC-3 and perhaps Beijing Eworld’s license which NME shall to apply separately. Digital Challenge can not transfer those licenses to NME;

the non-infringement of third party rights except mentioned at

•	will defense of NME against actions or suits of any nature brought by third parties except any suits related to;
•	the scope, enforceability and validity of the Software;
•	will deliver Alpha version to NME within 6 weeks after the initial payment;
•	will not engage any work for any third parties by utilizing the Confidential Information of the Software; and
•	will not sale the Software or any other version of this software to any third parties.

Digital Challenge shall keep in confidentiality of any following confidential relevant technology, business process or methods, expertise, trade secret, business and financial information and relevant document, data, or other information of the Software, including document, technical specifications, data, chart, plan, process, image, database, computer software, whether transferred as recorded or expressed in disc, tape, electronic document or any other form, or by means of oral description, demonstration or observation (“Confidential Information”), and, without prior written consent of NME, shall not disclose to any third party the Confidential Information.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date and year first above written.

Digital Challenge Holdings Limited

By:

New Medium Enterprises, Inc.

By:

Annex A Sale and Disposable of Shares

NME will grant 10 million fully paid up Rule 144 shares under the following terms and conditions.

1.	The shares issued will immediately become ‘non forfeitable’ upon completion and delivery of the following

1.1.	the Alpha version of the ‘VMD HD Authoring tools’ in 6 weeks
1.2.	The completion of the VMD authoring tools Commercial version in time for CES - January 2007.

The sale and disposable of the shares will be as follows

Vesting period - minimum 12 months from the date of issuance of shares or 7 days from the effective date of the contract irrespective of the Delivery schedule.

Sale restrictions - Further to the vesting period the disposal of these shares will be over the following period

1.	Right to dispose after 12 months however the sale will be only permitted to up to 10% of these shares in any given month

Forfeiture -

Should Digital Challenge not meet the ‘Completion’ clause in this agreement by the delivery schedules the Shares paid as per the Price condition could be forfeited at the discretion of NME.

In the event of forfeiture of share NME will have no right to the HD Authoring tools so far developed or under development.

Change of Control - Share holder

Should the company have a change of control or be subject to a take over these shares will become immediately vested with no selling restrictions at any time during this contract.

IPO -

Should the company initiate an IPO either on the existing exchange or on any new exchange for the whole of the company then the shares will become vested on the date of the IPO.

Annex B HD Authoring Tools

Digital Challenge - HD content authoring tools with VMD support

Digital Challenge are developed and constructed under Microsoft Visual C++ compiler (6.0) environment.

Digital Challenge provide the full functions of stream import, subtitle generation, multiplexing, directory and files creation, disc image creation, encryption, DDP 2.0 files generation and DLT tape written.

Digital Challenge also creates graphic menus and highlight buttons based upon the user-provided bitmaps. Menus and buttons in VMD contents play a roll of navigating presentation sequences.

Authoring feature highlight

Multiple Video format within one disc.
Multiple Audio Streams with multi-language.
Each Audio Stream with up to 7 channels.
Multiple Subtitle Streams: with multi-languages in different font, colours and styles.
Multiple Video Titles.
Multiple playback chains.
Full play control with What You See Is What You Want
Multiple-end supported.
Karaoke supported.
Highlight Buttons in Titles.
Unlimited Menus.
Up to 22 buttons within one Menu.